For period ending August 31, 1996             Attachment 77C

File Number 811-6292

           PaineWebber Investment Trust - Tactical Allocation Fund


A special meeting of shareholders was held on April 15, 1996, at which the following proposals were approved:

To vote for or against the following
changes to the Fund's fundamental
investment restrictions and policies
(the enumeration below follows that
used in the related proxy statement):  Shares Voted   Shares Voted    Shares
                                          For            Against      Abstain

1.  Modification of Fundamental
    Restriction on Portfolio
    Diversification for Diversified
    Funds                              2,146,364        59,896        61,352


2.  Modification of Fundamental
    Restriction on Concentration       2,146,364     2,146,364        61,352


3.  Modification of Fundamental
    Restriction on Senior Securities
    and Borrowing                      2,146,364     2,146,364        61,352


4.  Modification of Fundamental
    Restriction on Making Loans        2,146,364     2,146,364        61,352


5.  Modification of Fundamental
    Restriction on Underwriting
    Securities                         2,146,364     2,146,364        61,352


6.  Modification of Fundamental
    Restriction on Real Estate
    Investments                        2,146,364     2,146,364        61,352


7.  Modification of Fundamental
    Restriction on Investing in
    Commodities                        2,146,364     2,146,364        61,352


8.  Elimination of Fundamental
    Restriction on Margin
    Transactions                       2,146,364     2,146,364        61,352



9.  Elimination of Fundamental
    Restriction on Short Sales         2,146,364     2,146,364        61,352


     In addition to the item noted above, the Fund s shareholders elected board members. Pursuant to Instruction 2 of SubItem 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action on this proposal since there were no solicitations in opposition to the registrant's nominees and all of the nominees were elected.

     A more complete description of the proposal referred to above is hereby incorporated by reference to the Fund's proxy materials dated February 28, 1996 relating to the Special Meeting of Shareholders. These Schedule 14A materials were filed with the Securities and Exchange Commission via EDGAR on February 28, 1996; the accession code number was 0000950112-96-000634.